EXHIBIT 10.2

September 23, 2019

William Ostrander

Dear William:

I am pleased to extend to you an offer of employment as VP of Finance for Heat Biologics, Inc. (“Heat”). This exempt position will report to Jeff Wolf, CEO and will be located at our Durham, North Carolina offices. The anticipated start date for your employment with Heat Biologics is September 25, 2019.

As a full-time exempt employee, your pay will be $220,000 on an annual basis, payable bi-weekly.  You will also be eligible to receive an annual bonus up to 20% of your total annual salary.

In addition to base annual compensation, we will recommend to the Compensation Committee of our Board of Directors the issuance of an aggregate of 75,000 incentive stock options to vest over 4 years pursuant to Heat’s stock option plan, with an exercise price per share equal to the fair market value of Heat’s common stock on the date of grant, subject to the approval of Heat’s Board of Directors.

As a full-time regular employee, you will be eligible for paid time off under our standard PTO and paid holiday plans. You will be eligible to accrue 15 days of vacation per year, at a rate of 1.25 days per month.

You will be eligible for benefits generally extended to its full-time regular employees, subject to qualification and eligibility requirements of the plan.  Please understand that the company may change these benefits from time to time, with or without notice.

This offer, and any employment pursuant to this offer, is conditioned upon your execution of, and ongoing compliance with, the terms of the Confidential Information and Assignment of Inventions Agreement, provided in Appendix A.

Your employment with Heat is “at-will”. This means that it is not for any specified period of time, and that either you or the company can terminate it at any time, for any reason, with or without notice. It also means that your job duties, title, responsibilities, reporting level, compensation or any other condition of your employment can be changed with or without notice at any time within the sole discretion of the company. The at-will nature of your employment will remain in effect during your entire tenure at Heat and cannot be changed without the express written agreement by you and the Chief Executive Officer.

This offer letter shall be governed by and construed and interpreted in accordance with. the laws of the State of North Carolina without regard to principles of conflict of laws.  No dispute between the parties shall be the subject of a lawsuit filed in State or federal court.  Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or if Heat and you agree in a separate writing another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Heat or you may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial. The arbitration shall be initiated in Durham, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition and to take any other discovery as is permitted by the arbitrator. In determining the extent of discovery, the arbitrator shall exercise discretion, but shall consider the expense of the discretion, discovery, and the importance of the discovery to a just adjudication. The arbitrator shall render an award that conforms to the facts. as supported by competent evidence (except that the arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina.  The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

In accepting this offer, you acknowledge this letter constitutes the entire understanding of your employment with Heat. You also acknowledge any previous or contemporaneous discussions, negotiations, or understandings not set forth in this letter are superseded.

Again, I am pleased to extend this offer and look forward to your acceptance of this position with your signature below. I am very enthused at having you on board and look forward to working with you to build a truly exciting company!

Sincerely,	Agreed and Accepted,

/s/ Jeff Wolf	/s/ William Ostrander
Jeff Wolf	William Ostrander
CEO	September 23, 2019
Heat Biologics, Inc.	Date

APPENDIX A

CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS

All Developments (as defined below), whether or not reduced to writing, which the employee may originate, make or conceive during the term of his/her engagement relating to his/her work on behalf of Heat Biologics (the “Corporation”) shall immediately become the sole and absolute property of the Corporation.

The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes) related to his work at the Corporation.

The employee agrees to disclose promptly to the Corporation (or any persons designated by it) each such Development.  The employee hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) that he/she may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Corporation and its assigns without further compensation and hereby agrees to communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Corporation.

The employee agrees that, during his/her engagement and at any time thereafter, at the request and cost of the Corporation, to promptly sign, execute, make and do all such deeds, documents, acts and things as the Corporation and its duly authorized officers may reasonably require and as follows:

(a)

to apply for, obtain, register and vest in the name of the Corporation alone (unless the Corporation otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when obtained or vested to renew and restore the same; and

(b)

to defend any judicial, opposition or other proceedings in respect of such application for revocation of any such patent, copyright, trademark or other analogous protection; and

(c)

if the Corporation is unable, after reasonable effort, to secure employee’ssignature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of his/her physical or mental incapacity or for any other reason whatsoever, employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in his/her behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection with the same legal force and effect as if executed by him/her.

(d)

The employee further agrees that during the course of her engagement or at any time after termination, she will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients.  The employee agrees: (i) not to use any such information for himself/herself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during her engagement by the Corporation, except as required in the employee’s duties to the Corporation.  The employee agrees immediately to return all such material and reproductions thereof in her possession to the Corporation upon request and in any event upon termination of his engagement.  The foregoing notwithstanding, the parties acknowledge and agree that the confidential and proprietary information of the Corporation and/or its clients shall not include the following:  (a) information already in the public domain or hereafter disclosed to the public through no fault of the employee; including but not limited to knowledge of (i) the business of other companies in the field; (ii) general business methods and structures useful in operating biotechnology companies; (iii) the status of patents and other technology in the field other than those of the Corporation; (b) general knowledge about the biotechnology field obtained through the employee’s professional and academic experience; or (c) specific ideas and projections of the biotechnology field's evolution that are not the property of the Corporation.

(e)

Except with prior written authorization by the Corporation, the employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his engagement with the Corporation.

(f)

Employee acknowledges that all original works of authorship that are made by him/her (solely or jointly with others) within the scope of his/her engagement and that are protectable by copyright are being created at the instance of the Corporation and are “works made for hire,” as that term is defined in the United State Copyright Act (17 USCA, Section 101).  If these laws are inapplicable or in the event that all or a part of any works are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement will operate as an irrevocable and unconditional assignment by him/her to the Corporation of all of his right, title and interest (including without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works in perpetuity.

(g)

Employee agrees that during the course of her employment or at any time thereafter, Employee and Employee’s agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Corporation, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “The Corporation Related Parties”) and (ii) referring to or in any way commenting on the Corporation and/or any of the other The Corporation Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Corporation and/or any of the Corporation Related Parties.

(h)

For a period commencing on the date of execution of the offer letter  and ending one (1) year after the date Employee ceases to be employed by the Corporation (the "Non-Competition Period"), Employee shall not (i) accept any employment with responsibilities that include developing, marketing or selling any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy; (ii) own any equity of an entity that is developing, marketing or selling a biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy; provided that Employee shall not be prohibited from being a passive owner of not more than five percent (5%) of the equity securities of an entity described in this clause (ii) that is publicly traded and for which Employee is in compliance with clauses (i); or (iii) permit Employee’s name to be used by, act as consultant or advisor to, render material services for, or otherwise assist in any manner any person or entity, in each case with regard to the development, marketing or selling of any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy.

(i)

During the Non-Competition Period, Employee shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(j)

If, at the time of enforcement of any preceding paragraph, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

Agreed and Accepted,

/s/ William Ostrander
William Ostrander

Date: September 23, 2019